Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-144384, 333-143410, 333-129987, 333-120295, 333-112070, 333-100228, 333-86436, 333-65986, 333-51408, 333-45634, 333-89653 on Form S-8 and Registration Statement Nos. 333-121327, 333-115295, 333-105697, 333-87076, and 333-54894 on Form S-3 of our reports dated March 16, 2009, relating to the consolidated financial statements and the effectiveness of internal controls over financial reporting, appearing in this Annual Report on Form 10-K of Looksmart, Ltd. for the year ended December 31, 2008.

/S/ MOSS ADAMS LLP

San Francisco, California

March 16, 2009